Exhibit 10.25

GMAC Inc.

200 Renaissance Center, M/C482-B14-D46, Detroit, MI. 48265

October 22, 2009

Robert S. Hull

Re:	GMAC Inc. Deferred Stock Units

Dear Rob:

I hereby inform you that your annualized base compensation for calendar year 2009 has been set at $3,230,000.00. A portion of your base compensation, $2,730,000.00, will be deferred and invested in Deferred Stock Units (“DSU”) as described below. Because of the timing of US Treasury approval of this form of compensation, you will receive any previously unpaid annualized amounts pro rata over the remaining 2009 pay periods. Base compensation for calendar year 2010 will be paid ratably over 26 pay periods.

This form of compensation remains subject to revision at any time in order to comply with any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009, the Interim final Rules issued pursuant to this law, and the Troubled Asset Relief Program (collectively the “TARP Rules”). Additionally, the components of your total compensation, as well as the allocation of your total compensation among the various components may be prospectively adjusted at any time at GMAC’s sole discretion.

As a condition of receiving DSU compensation, you are required to forfeit any 2009 RSU Award you may have previously received. Investment in DSUs will occur each payroll cycle. The date of payment will also constitute the “Investment Date”. The value a DSU on the Investment Date will be based on the value of a Restricted Stock Unit on the Investment Date (as defined in the Long Term Equity Compensation Incentive Plan or “LTECIP”). The value at the time of any payment (“Settlement Date”) may differ, depending upon increases or decreases in GMAC’s value, as well as adjustments for recapitalization, merger, etc. as outlined in Section 6.2 of the LTECIP.

Unless otherwise specified in any plan document, DSUs will not determine any potential severance you may become eligible for. Rather, severance under any applicable plan will be determined based only upon your direct cash compensation in effect prior to the date of this letter.

Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to the TARP Rules, settlement of your DSUs will be made as follows with each occurrence constituting a “Settlement Date”:

•	For 1/3 of each investment, on the first payroll following a date 24 months from Investment Date, or as otherwise may be permitted by the TARP Rules

•	For 1/3 of each investment, on the first payroll following a date 36 months from Investment Date, or as otherwise may be permitted by the TARP Rules

•	For 1/3 of each investment, on the first payroll following a date 48 months from Investment Date, or as otherwise may be permitted by the TARP Rules

For 2009 DSUs only, the Settlement Dates will occur over a similar three-year period but starting with the first payroll in January 2011.

Robert S. Hull

October 22, 2009

These payments are not subject to forfeiture and will be made pursuant to this Settlement schedule, regardless of your employment status.

By signing below, you acknowledge your understanding that your DSUs are subject to the rules under Code Section 409A, and you agree and accept all risks (including increased taxes and penalties) resulting from Code Section 409A. You also agree to forfeit and waive all rights under any 2009 RSU Award you may have been previously granted. In order to begin the payment process in the October 12, 2009 payroll period, your signature is required no later than October 27, 2009.

Sincerely yours,

Anthony S. Marino
GMAC Group VP and Chief HR Officer
October 22, 2009

/S/ Robert S. Hull	10/22/2009
Signature	Date